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                                                                    EXHIBIT 99.1

NATURAL RESOURCE PARTNERS L.P.                                       (NRP LOGO)
601 JEFFERSON ST., SUITE 3600, HOUSTON, TX 77002

NEWS RELEASE

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                         NATURAL RESOURCE PARTNERS L.P.
                           CLOSES BLC ACQUISITION AND
                              RECAPS 2003 ACTIVITY


HOUSTON, JANUARY 5, 2004 - NATURAL RESOURCE PARTNERS L.P. (NYSE: NRP) today announced it has closed the acquisition of mineral interests from BLC Properties LLC for $73 million that was previously announced on December 22, 2003. The acquisition was funded through the partnership's existing credit facility.

The BLC properties are expected to produce between 5.2 and 5.5 million tons of coal in the first year, which is anticipated to generate approximately $13.5 million to $14 million of coal royalty and other revenues. The revenues will be offset by approximately $800 thousand to $900 thousand of royalty payments to the surface owners and to BLC. In addition, NRP is retaining the Middlesboro, KY office of BLC, which will result in general and administrative costs of approximately $600 thousand to $700 thousand per year.

Nick Carter, President and Chief Operating Officer, said, "These assets further extend our diversification in Central Appalachia. They add significant new reserves, new lessees, new markets and most importantly, a new regional management team."

"In the 15 months since our initial public offering, NRP has completed 6 acquisitions that have increased our reserves by over 50% to nearly 1.75 billion tons, nearly tripled our mineral acreage to approximately 1.5 million acres, nearly doubled the number of leases to 120, and increased the number of lessees mining our reserves from 31 to 52," said Corbin J. Robertson, Jr., Chairman and Chief Executive Officer. "We have also increased our quarterly distribution twice to a current quarterly level of $0.5375 per unit. In short, 2003 was a very successful first year for Natural Resource Partners."

Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties in the three major coal producing regions of the United States:
Appalachia, the Illinois Basin and the Powder River Basin.


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For additional information, please contact Kathy Hager at 713-751-7555 or
khager@nrplp.com. Further information about NRP is available on the partnership's website at http://www.nrplp.com.

This press release may include "forward-looking statements" as defined by the Securities and Exchange Commission. Such statements include the anticipated coal royalty revenue, coal production, overriding royalty revenue and operating expenses associated with the transaction. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners' Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.


04-01
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